EXHIBIT 11


                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              For The Years Ended December 31, 1996, 1995 and 1994

                                          1996        1995       1994

                                      (In thousands, except per share data)
   PRIMARY EARNINGS PER SHARE

   Adjusted shares outstanding:
      Average common shares
        outstanding                      58,894     58,542     58,355
      Net shares to be issued upon
        exercise of dilutive stock
        options after applying
        treasury stock method               629        742        622
                                        --------  --------- ----------
      Adjusted shares outstanding        59,523     59,284     58,977
                                        ========  ========= ==========
   Net income                          $257,991   $207,565   $159,518
                                       =========  =========  =========
   Net income per share                   $4.33      $3.50      $2.70
                                       =========  =========  =========
   FULLY DILUTED EARNINGS PER SHARE

   Adjusted shares outstanding:
      Average common shares
        outstanding                      58,894     58,542      58,355
      Net shares to be issued upon
        exercise of dilutive stock
        options after applying
        treasury stock method               676        792         661
                                       ---------  ---------  ---------
      Adjusted shares outstanding        59,570     59,334      59,016
                                       =========  =========  =========
   Net income                          $257,991   $207,565    $159,518
                                       =========  =========  =========
   Net income per share                   $4.33      $3.50      $2.70
                                       =========  =========  =========